EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments

------------------------------------------------------------------

EXHIBIT A:
Exhibit A to Question 77D on Form N-SAR

At the Regular Meeting of the Board of Directors of the OFFIT Investment Fund, Inc. ("OFFIT RIC") held on December 13, 2001 the Board adopted, pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, the following revised investment policies which became effective on April 25, 2002 and were not required to be approved by a vote of shareholders:


OFFIT RIC California Municipal Fund

The Fund invests, under normal circumstances, at least 80% of its total assets in a portfolio of municipal obligations, the interest from which is exempt from California
State and local personal income taxes, and regular federal income taxes.


OFFIT RIC New York Municipal Fund

The Fund invests, under normal circumstances, at least 80% of its total assets in a portfolio of municipal obligations, the interest from which is exempt from New York
State, New York City and City of Yonkers personal income taxes, and regular federal income taxes.


OFFIT RIC High Yield Fund

The Fund invests at least 80% of its total assets in U.S. corporate fixed income securities that are rated below investment grade (i.e. high yield/high risk debt securities), offering potential returns that are sufficiently high to justify the greater investment risks.